EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2010 Fourth Quarter and 2010 Earnings

Austin, Texas, March 14, 2011 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2010 consolidated net earnings of $20.2 million, or $5.72 per diluted Class A common share, compared with consolidated net earnings of $12.7 million, or $3.59 per diluted Class A common share, for the fourth quarter of 2009. For the year ended December 31, 2010, the Company reported consolidated net earnings of $72.9 million, or $20.61 per diluted Class A common share, compared with $45.5 million, or $12.87 per diluted Class A common share, a year ago. The Company’s book value per share at December 31, 2010 increased to $335.83 from $334.84 at September 30, 2010.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $142.6 million for the quarter ended December 31, 2010, an increase of 8% over operating revenues of $131.8 million reported in the fourth quarter of 2009. Operating revenues for the year increased 5% to $553.9 million in 2010 from $528.2 million in 2009. Mr. Moody noted, “2010 was a very successful year for the Company in terms of growing both our top line and our bottom line. Annuity sales increased 71% surpassing $1.4 billion in 2010 and life insurance sales increased over 2% in very difficult and competitive market conditions.”

Net earnings for the quarter and year ended December 31, 2010 included after-tax investment gains of $2.7 million and $3.6 million, or $0.77 and $1.01 per diluted Class A common share, respectively. For the quarter and year ended December 31, 2009, the Company reported after-tax investment losses of $0.01 and $0.95 per diluted Class A common share, respectively. Mr. Moody observed, “The effective management of our investments has allowed us to avoid significant portfolio losses during periods of financial stress in the market place and in 2010 contributed incremental earnings to our financial results.” The Company’s debt security portfolio exceeded $7.3 billion at December 31, 2010, representing 84% of total assets, and had net unrealized gains of nearly $0.5 billion.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 14,900 contracted independent agents, brokers and consultants, and at December 31, 2010, maintained total assets of $8.8 billion, stockholders' equity of $1.2 billion, and life insurance in force of $19.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Revenues, excluding investment and index
options gains (losses)	$142,588	131,839	553,905	528,228
Realized and unrealized gains on index
options	36,887	21,579	16,612	45,345
Realized gains (losses) on investments	4,181	(45)	5,475	(5,167)
Total revenues	$183,656	153,373	575,992	568,406

Earnings:
Earnings from operations	$17,522	12,757	69,339	48,842
Net realized gains (losses) on investments	2,717	(29)	3,558	(3,358)
Net earnings	$20,239	12,728	72,897	45,484

Net earnings attributable to Class A Shares	$19,665	12,367	70,832	44,194

Basic Earnings Per Class A Share:
Earnings from operations	$4.97	3.62	19.66	13.85
Net realized gains (losses) on investments	0.77	(0.01)	1.01	(0.95)
Net earnings	$5.74	3.61	20.67	12.90

Basic Weighted Average Class A Shares	3,429	3,426	3,427	3,426

Diluted Earnings Per Class A Share:
Earnings from operations	$4.95	3.60	19.60	13.82
Net realized gains (losses) on investments	0.77	(0.01)	1.01	(0.95)
Net earnings	$5.72	3.59	20.61	12.87

Diluted Weighted Average Class A Shares	3,438	3,442	3,437	3,433

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com